Exhibit 99.1

WYNDHAM HOTELS & RESORTS ANNOUNCES SUCCESSFUL COMPLETION OF
REFINANCING TRANSACTION

PARSIPPANY, N.J., May 25, 2023 – Wyndham Hotels & Resorts, Inc. (NYSE: WH) (the “Company”) today announced that it successfully completed the refinancing of its previously outstanding Senior Secured Term Loan B Facility due May 2025 (the “Term Loan B due 2025”).  The Company closed on a new $1.1 billion Senior Secured Term Loan B Facility (the “New Term Loan B”), which will mature in May 2030.  The net proceeds from the New Term Loan B were used to repay all outstanding principal under its Term Loan B due 2025.

The New Term Loan B garnered significant investor demand, resulting in an upsize of nearly $400 million while in market and an attractive interest rate of SOFR plus 2.25% (with a 0.10% credit spread adjustment), at an issue price of 99.5%. The refinancing represented one of the largest and tightest priced syndicated leveraged loan issuances for any “double-B” corporate-credit rated company thus far in 2023 – indicative of the Company’s attractive, resilient franchise business model.  In addition, the Company recently received an investment grade credit rating on its senior secured debt from Fitch Ratings Inc., and, as a result, now has the ability to access both the high yield and investment grade credit markets for future financings.

“We are extremely pleased with the completion of our New Term Loan B.  Our refinancing strategy extended our existing Term Loan B Facility from 2025 to 2030, moving our next material debt maturity to 2027 and increasing our weighted average maturity from 3.2 to 6.0 years,” said Michele Allen, Chief Financial Officer.  “With the opportunistic refinancing behind us and a franchised business model that is highly cash generative, we possess significant financial flexibility to execute on our strategic objectives of delivering outstanding value to our guests and franchisees while driving strong shareholder return.”

Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and BofA Securities, Inc. acted as joint lead arrangers for the New Term Loan B.  Barclays Bank PLC, U.S. Bank National Association, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC, The Bank of Nova Scotia, Truist Securities, Inc., and PJT Partners LP acted as joint bookrunners.

About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of properties, with approximately 9,100 hotels across over 95 countries on six continents.  Through its network of approximately 845,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry.  The Company operates a portfolio of 24 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, Trademark Collection® and Wyndham®.  The Company’s award-winning Wyndham Rewards loyalty program offers approximately 101 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements related to the closing of our new Term Loan B Facility and the use of proceeds therefrom.  The Company claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.  Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” "objective," “estimate,” “projection” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions, including inflation, higher interest rates and potential recessionary pressures; the worsening of the effects from the coronavirus pandemic ("COVID-19"); COVID-19's scope, duration, resurgence and impact on the Company’s business operations, financial results, cash flows and liquidity, as well as the impact on the Company’s franchisees, guests and team members, the hospitality industry and overall demand for and restrictions on travel the Company’s continued performance during the recovery from COVID-19 and any resurgence or mutations of the virus concerns with or threats of other pandemics, contagious diseases or health epidemics, including the effects of COVID-19; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising businesses; the Company’s relationships with franchisees; the impact of war, terrorist activity, political instability or political strife, including the ongoing conflict between Russia and Ukraine; the Company’s ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to the Company’s ability to obtain financing and the terms of such financing, including access to liquidity and capital; and the Company’s ability to make or pay, plans for and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.

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Contacts
Investors:	Media:
Matt Capuzzi Senior Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Maire Griffin Senior Vice President, Global Communications 973 753-6590 WyndhamHotelsNews@wyndham.com